UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2006

Hartman Commercial Properties REIT
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-50256	76-0594970
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1450 West Sam Houston Parkway North, Suite 100 Houston, Texas 77043
(Address of principal executive offices)
(Zip Code)

(713) 467-2222
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing in intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information provided in Item 2.03 is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 28, 2006, Hartman Commercial Properties REIT (the “Company”) entered into a Modification Agreement between Hartman REIT Operating Partnership II, L.P. and GMAC Commercial Mortgage Corporation (‘GMAC”), relating to the Company’s credit facility with GMAC originally entered into by the parties on December 20, 2002. The purpose of the Modification Agreement was to extend the term of the credit facility to January 1, 2008.

As of February 28, 2006, the outstanding principal balance under this facility was $34,440,000. The loan is secured by, among other things, 18 of our properties, which are held by Hartman REIT Operating Partnership II, L.P., a wholly-owned subsidiary formed for the purpose of this credit facility, and the improvements, personal property and fixtures on the properties, all reserves, escrows and deposit accounts held by Hartman REIT Operating Partnership II, L.P., all intangible assets specific to or used in connection with the properties, and an assignment of rents related to such properties. We may prepay the loan without penalty.

We are required to make monthly interest payments under this credit facility. During the extension term of the note, indebtedness under the credit facility will bear interest at LIBOR plus 3.0%, computed on the basis of a 360 day year, adjusted monthly. The interest rate was 7.57% as of February 28, 2006. In no event shall the interest rate be lower than 4.32% during the extension term. We are not required to make any principal payments prior to the loan’s maturity.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

10.1
Modification Agreement, dated as of February 28, 2006, between Hartman REIT Operating Partnership II, L.P. and GMAC Commercial Mortgage Corporation, relating to the credit facility entered into by the parties on December 20, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hartman Commercial Properties REIT

Dated: March 3, 2006	By: /s/ Terry L. Henderson
Name: Terry L. Henderson
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Modification Agreement, dated as of February 28, 2006, between Hartman REIT Operating Partnership II, L.P. and GMAC Commercial Mortgage Corporation, relating to the credit facility entered into by the parties on December 20, 2002